EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our independent auditors' report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated April 29, 2004 on the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended, and dated September 13, 2004 as to Note 5 included in MEDEOREX, INC. (f/k/a Clixtix, Inc.) Annual Report on Form 10-KSB.

/s/ Livingston, Wachtell & Co., LLP
New York, New York
June 6, 2005